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                                                                 Exhibit 5.2


INTERNAL REVENUE SERVICE                        DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH 45201
                                                Employer Identification Number:
                                                     34-0676895
Date: FEB. 16, 1996                                  DLN:
PREFORMED LINE PRODUCTS COMPANY                      345152005
C/O JOHN J. MCGOWAN, JR., ESQ.                  Person to Contact:
3200 NATIONAL CITY CTR., 1900 E. 9TH ST.             FREDERICK L. PARKER
CLEVELAND, OH 44114-3485                        Contact Telephone Number:
                                                     (513) 684-3079
                                                Plan Names:
                                                     SALARIED EMPLOYEES PROFIT
                                                     SHARING PLAN & TRUST
                                                Plan Number:  001

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination is subject to your adoption of the proposed amendments submitted in your letter dated January 24, 1996. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

         This determination letter is applicable for the amendments(s) adopted on December 14, 1994.

         This plan satisfies the minimum coverage requirements on the basis of the average benefit test in section 401(b)(2) of the Code.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

         This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                    Sincerely yours,


                                    /S/  C. ASHLEY BULLARD
                                    -----------------------------------
                                    C. Ashley Bullard
                                    District Director

Enclosures
Publication 794
Reporting & Disclosure Guide
   for Employee Benefit Plans